UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 11, 2007
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.

(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 South Clark Drive, Tempe, Arizona		85281

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (480) 967-5146

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On April 11, 2007, Amtech Systems, Inc. (the “Company”) received the resignation of Lawrence D. Firestone from the Board of Directors of the Company (the “Board”).  The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Firestone was a member of the Company’s Audit Committee and Compensation and Option Committee.

(d) (1)	On April 13, 2007, the Board elected Alfred W. Giese as a Director of the Company.

(2)	There are no arrangements or understandings between Mr. Giese and any other persons pursuant to which Mr. Giese was selected as a Director.

(3)	Mr. Giese has been appointed to serve on the Company’s Compensation and Option Committee.

(4)	Mr. Giese has not had any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

(5)

Mr. Giese will receive an annual retainer of $8,000 and fees of $1,250 per Board meeting attended in person, $750 per Board meeting attended telephonically, $750 per committee meeting attended in person and $500 per committee meeting attended telephonically.  In addition, under the Company’s Non-Employee Directors Stock Option Plan, Mr. Giese received a grant of options to purchase 6,000 shares of common stock upon election to the Board, and will receive an annual grant of 5,000 shares of common stock, or such other number of shares as may be determined by the Board, upon each re-election to the Board at the Company’s Annual Meeting of Shareholders. The exercise price of the options is $8.32, the closing price of the Company’s common stock on Friday, April 13, 2007.  Each option has a term of ten years and is exercisable in three equal installments commencing on the first anniversary of the date of grant and continuing for the two successive anniversaries thereafter.  In the event of disability (as defined in the plan) or death of Mr. Giese, all options will remain exercisable for a period of 30 days following the date Mr. Giese ceases to be a Director, or such other date as may be determined by the Board, but only to the extent such options are exercisable on the date Mr. Giese ceases to be a Director.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: April 13, 2007	By:	/s/ Bradley C. Anderson

	Name:	Bradley C. Anderson
	Title:	Vice President and Chief Financial Officer